Exhibit 4.6

CERTIFICATE OF DOMESTICATION
DOMESTICATING
RMG ACQUISITION CORP. III
AS
RMG ACQUISITION CORP. III, INC.

Pursuant to Sections 103 and 388 of the General
Corporation Law of the State of Delaware

RMG Acquisition Corp. III, a Cayman Islands exempted company limited by shares (the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation from the Cayman Islands to the State of Delaware:

1.       The Corporation was originally incorporated on the 23rd day of December, 2020, under the laws of the Cayman Islands.

2.       The name of the Corporation immediately prior to the filing of this Certificate of Domestication is RMG Acquisition Corp. III.

3.       The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware (the “DGCL”) is [RMG Acquisition Corp. III, Inc.].

4.       The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.      The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-United States law, as appropriate.

6.      A plan of domestication has been adopted in accordance with Section 388(l) of the DGCL, and all provisions of such plan of domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in such plan of domestication.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this      day of          ,       .

RMG ACQUISITION CORP. III

By:
Name:
Title:	Authorized Officer

[Signature Page to Certificate of Domestication]